Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three Months Ended March 31, 2015

DOYLESTOWN, Pennsylvania – May 13, 2015.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $5.9 million for the three months ended March 31, 2015 as compared to net sales of $6.2 million for the three months ended March 31, 2014. The Company incurred a net loss for the three months ended March 31, 2015, of $1.4 million, or ($0.09) per share, compared to a net loss of $804,000, or ($0.05) per share, for the three months ended March 31, 2014.

The Company’s sales are derived principally from its over-the-counter (“OTC”) cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes significant variations in operating results from quarter to quarter.

Results for the first quarter of 2015 compared to the first quarter of 2014 principally reflect the net effect of (i) a decrease in net sales of $311,000 principally due to the timing of customer purchases and consumer demand as a consequence of the incidence and severity of upper respiratory illnesses, respectively, (ii) an increase of $514,000 in administration costs due principally to an increase in legal and professional costs relating principally to now resolved litigation matters, offset by (iii) a decrease in sales and marketing expenses of $185,000 and (iv) a decrease in research and development expenses of $70,000.

Ted Karkus, the CEO of the Company, stated, “Our product development efforts have been largely focused on successfully leveraging the Cold-EEZE® brand. To this end, we anticipate that two new products will be available on retail shelves in the fourth quarter of 2015 and that two additional Cold-EEZE® branded products will be introduced to the trade in February of 2016.

Mr. Karkus added, “As previously reported, we are in the process of transitioning to a narrower lozenge package which adversely impacted our fiscal 2014 results. Although this transition is continuing into fiscal 2015, we expect that this adverse impact will be minimized going forward. Furthermore, we anticipate that our new Cold-EEZE® product initiatives, in combination with additional in-store merchandizing programs, will help us grow revenues for fiscal 2015 and restore the positive revenue growth trends that started in fiscal 2011.”

Mr. Karkus continued, “In addition to new Cold-EEZE® branded products, we are also continuing the process of implementing a series of development and pre-commercialization initiatives in the dietary supplement category. We are exploring various ways to introduce these new dietary supplement products to consumers which may include Direct Response TV. While no assurance can be made that our new product efforts will be successful, we continue to anticipate that one or more products in this new category will begin shipping before year end fiscal 2015. Furthermore, over time we may need to raise additional funds to support all of these strategic initiatives and to provide additional working capital.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings

Press Only Contact	Investor Contact
Annette Banca	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 584-4299	(215) 345-0919 x 0
abanca@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014

Net sales	$5,860	$6,171

Cost of sales	2,198	2,191

Gross profit	3,662	3,980

Operating expenses:
Sales and marketing	2,812	2,997
Administration	2,021	1,507
Research and development	208	278
	5,041	4,782

Loss from operations	(1,379)	(802)

Interest expense, net	(1)	(2)

Loss before income tax	(1,380)	(804)

Income tax	-	-

Net loss	$(1,380)	$(804)

Basic and diluted loss per share:
Net loss	$(0.09)	$(0.05)

Weighted average common
shares outstanding:
Basic and diluted	15,892	16,469

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$5,021	$2,926
Accounts receivable	$3,468	$5,836
Inventory	$3,277	$3,292
Total current assets	$12,436	$13,458
Total assets	$14,994	$16,057

Total current liabilities	$5,524	$5,241
Other long term obligations	$100	$100
Total stockholders' equity	$9,370	$10,716